EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST, INC.
Ashford Prime Spin-Off Conference Call
Questions & Answers Transcript
June 17th, 2013, 4:00 p.m. Central

Participant 1:
Hey, good afternoon, guys. Just a couple of quick questions for you on this. I think, first, can you kind of walk through why you selected the properties you selected to go into this portfolio, and why Pier House and Crystal Gateway are options as opposed to just being incorporated right away? Then, second, I was hoping you could provide some color on the leverage of the portfolio. You talked about this strategy being lower leverage, no more than five times net debt, plus preferred to EBITDA, but it looks like you're coming out of the gate well north of that level, so just help us understand and reconcile the strategy versus what the Company is starting with.

Monty Bennett:
Sure. Thanks, Ryan. As far as the assets going in here, we wanted to put in the highest RevPAR, highest quality assets into this portfolio. The challenge we had is that a number of those assets have got debt that cross encumbers them with other assets, and we’ve got some assets that are in joint ventures, so those assets we couldn’t put in here. That’s why we put ROFOs on those assets. A number of assets, we could put in here because they’re high RevPAR, and the quality assets, and so those are some ones that we put in there. So, it was a limitation on what we could do because of the debt is what drove what went in and what didn’t, other than the high RevPAR criteria, and that high RevPAR criteria being double the national average, national average being about $65, and so double it being $130.

Participant 1:	Mm-hmm.

Monty Bennett:
Regarding Pier House and Marriott Gateway, with Marriott Gateway, we’ve got some tax considerations. We made some indemnities when we purchased that quite some time ago, and if we went ahead and rolled that into this transaction it would trigger some of those indemnities and that wouldn’t be good for anybody. Structuring it this way allows us to not incur those tax consequences.

Regarding the Pier House, we think the Pier House as perfect asset for this as well, but because of structuring and how many assets are in the first—in Ashford Prime as part of the initial assets, and the amount of cash that we had available and where we wanted to allocate the cash, it just didn’t work to put it in there right out of the box, but while we were developing this strategy the Pier House came up, so we thought we’d just go ahead and buy it and then allow the new platform to buy it in the not-too-distant future, which we think it will do and should do, it’s an appropriate asset for it, and as you can see, there’s very, very modest premiums for Ashford Prime to buy this asset, and that’s where we want to put it, but we just couldn’t do it initially.

Regarding the leverage, this is a goal that we want to achieve over time. It’s not something that’s going to be anywhere close to where we want to be right out of the gate. This is something that it’s going to take several years as EBITDA grows, and there’s other capital transactions that help bring that leverage level down. But, you're right, out of the gate, it’s not where we want it to be, but that’s kind of why we did this whole thing.

We think that there’s people that like the lower leverage platform. If we went out and took our whole platform right now and took it lower leverage, it would dilute a lot of the future value of this platform, so we didn’t want to do that, that’s why we pull out just a few assets, and we’ll be moving that to lower leverage over time. I think that’s the right balance.

Participant 1:
Yes, I mean, I guess I understand that and understand why—the idea of having, you know, two different portfolios with different types of investors. I’m just thinking, if you have the opportunity to set up a portfolio with a particular strategy today, why you would set a strategy that the portfolio doesn’t seem to mesh with today. It seems like, you know, it’s going to take time and it may not get the valuation that you would want it to get because the leverage is too high today, and I wonder if there’s going to be fears of an equity overhang to get to that target, you know, target leverage level. I mean, is there a plan for you to get there via, you know, a potential capital raise after this—if there’s a spin-off here, or are you just going to try to get to that leverage level via external growth, maybe more driven by equity issuance and just general internal growth?

Monty Bennett:
This is a multi-year plan, and you know, we would have liked to have started out exactly at that leverage level that we wanted to, but unfortunately these assets are encumbered with certain level of debts already and the price to pay them off was just not worth it, it was just too expensive with the fees and some yield maintenance, and the like.

Participant 1:	Mm-hmm.

Monty Bennett:
But we just didn’t have the option to jump out there to where we ultimately want to be. But, the markets, and based upon our research, we believe that the market does buy into longer range goals and moving towards that goal, and we feel very comfortable with the statement that—we’ll get there, it will take several years and it will be opportunistic as we go on, but we’re not in a rush to do it and we’ll just take it as it goes. So, I think that that eliminates any, you know, fear of an equity overhang, because we’ve always been a group that pursues things opportunistically and never felt like we’ve had to go out and do anything immediately. So, this is a long-term project and we’ll take it as we go. In the meantime, it’s a great group of assets.

Participant 1:	All right, great. Thanks a lot, Monty. I appreciate the color. I’ll jump back in queue, if I have anything else.

Monty Bennett:	Sure.

Participant 2:	Can you hear me now?

Monty Bennett:	Yes.

Participant 2:
Great, okay. I have two questions. One, where do these Prime assets stand in their renovation cycles? You know, how does this new select portfolio compare to your legacy portfolio? That’s my first question.

Monty Bennett:
Well, from like a RevPAR standpoint, this portfolio has an average RevPAR at the end of 2012 of $140, while the remaining portfolio has average RevPAR of about $95, $96, so a pretty material increase in RevPAR. What’s more is that the RevPAR of this portfolio is pretty close to some of the other REITs that have these higher level portfolios. So I think the ones that are a little bit higher than this portfolio that are closer, Strategic, Pebblebrook, and Chesapeake, and I think everyone else is below. So we’re trying to target this higher end type portfolio. From a capex … (cross talking).

Participant 2:	I’m sorry, go ahead. The capex question was more what I was asking.

Monty Bennett:
From a capex perspective, the Hilton at Torrey Pines is under renovation right now, but it will be largely complete by the time the spin-out occurs—in fact, maybe just in a few weeks—so it will be in good shape, and we’ll be doing a renovation on the Philadelphia Courtyard next year, the only one with really some major renovations going on going forward, but we’re going to have some more detailed capex information here for you pretty soon.

Participant 2:	Okay. I guess just as a way to think about it, would you say the degree of renovation over the next 12 to 18 months for the spin-out portfolio would be greater than or less than your legacy portfolio?

Monty Bennett:
If you go online and check out the information statement and Form 10 that we filed as part of it, it’s got the estimated amount of capex for the next 12 months, and that should give you an exact amount.

Participant 2:	Okay, thank you, and then the second question concerns your expected payout of CAD or FAD for the new portfolio, would it be similar to the legacy Ashford?

Monty Bennett:	You mean as far as the dividend?

Participant 2:	Correct, yes.

Monty Bennett:	We haven’t set a dividend policy for that new platform yet, so we’re in the process of formulating that.

Participant 2:	Any sense of the direction that that make take, having one or not?

Monty Bennett:
You know, we’ve got our own preferences, but we’re going to have to discuss it with the new Board, which has yet to be formalized, so no real indications at least, again, because the Board is not even put together on it. But we’ve got our own ideas, but probably better to keep that to ourselves until we have a chance to confer with the new Board members.

Participant 2:	Okay, thanks. That’s all, thank you.

Monty Bennett:	Sure.

Participant 3:
Good afternoon, gentlemen. Just to follow-up on Ryan’s question, I guess I don’t—I kind of agree. I don’t understand why you wouldn’t structure this in such so that you would essentially concur with the beginning of trading, do a capital raise, and get the leverage level where you want it, and, frankly, similarly, why you wouldn’t set a dividend. If you're looking to have the market value of this, I would think that hitting your target capital structure and having a dividend in place might help you achieve that. Any more thoughts on why you didn’t go down that path?

Monty Bennett:
Sure, and that’s a good question David. I think a lot of it has to do with the fact that this thing won’t get spun out until late September, about, and so there’s a long time between now and then. As far as the capital raise, a capital raise, it’s certainly possible upon spin-out, but it could be done sometime after that as well, and when it comes to capital raising, public capital raising activities, you know our policy is always to be very circumspect about how we talk about that because people love to make different assumptions, and on and on. So, I think we’ve got plenty of time, on the dividend policy as well, we’ve got plenty of time to properly formulate that, and we just want to go through this, through a very—with a very proper procedure, and along the way we can even listen to what investors might have to say. But that will be formulated here over the next number of weeks, and you’ll probably even see it in our next filings when they come back from the SEC. So we’ve got some time before all that needs to be communicated.

Participant 3:
Okay, and then I guess, similarly, you seem very sensitive to corporate governance in the spin-off. Again, why would you do an external advisor as opposed to having a dedicated management team for this? I understand that a lot of the bells and whistles and the way you structure this make it look very different from the RMR (ph) companies, but do you really want to be in that company?

Monty Bennett:
We have spent a lot of time talking about that, David, because, you know, we’re sensitive to comments about being externally managed and certain people have opinions about that, but when you look at the HBT (ph), for example, it trades in line with how it should, considering its RevPAR and the quality level of its assets, so there’s no trading difference because of that. If we put a new internal management team in place and did that, then we’re splitting up our whole management team and going in different directions, and then there’s potential of the two platforms getting into each other’s business and overlapping, and it just was messy and not very clean. Also, initially from an overhead standpoint, it has to have two complete overheads, which doing it this way, you don’t have to do, so you could keep the overhead down. So, for a number of reasons it just seemed to make sense that we should go this way.

But, in order to do it this way, we wanted to clearly distinguish ourselves from these other platforms, and that’s why you won’t see an externally managed or, frankly, an internally managed platform that is aligned with shareholders as this one is. I mean, the insiders of this transaction owns, and the advisor, own 36% of the outstanding shares and units, but had no voting power, very little voting power over the trust. All the things that people like in governance are in this transaction, and even the fees associated with—even the base fees are based upon performance and not based upon just building it for building it’s sake.

So, it’s a good question, and we spend a lot of time talking it, but in the end we felt like this strategy makes more money for our existing AHT shareholders, and that’s why we wanted to pursue it.

Participant 3:
Can we talk a little bit on comparing multiples with HPT, because just six months ago it was trading at a very different multiple, and I think the markets reacted to a low interest rate environment in looking at that, so I just—it’s one little asterisk on that.     But, I guess the question then becomes—you talk about them not getting into each other’s backyard, but over time shouldn’t they become two totally independent companies with different missions and different shareholders and doing their own things?

Monty Bennett:
You know, I think what the future holds is what the future holds and it’s up to the Board of each entity, but what our vision is, is that we want to be able to do transactions that accrete to our shareholders. That’s what we’re interested in, right. We’re big shareholders and we want to do it. Over the past couple of years we’ve been frustrated because our cost of capital is too high, and we’ve seen deals done at prices that we thought were reasonable, but they wouldn’t work in our structure, they wouldn’t accrete to our shareholders because our cost of capital is too high, and it’s too high for a couple of reasons.     So we’re frustrated, in that knowing that if we were an all-cash platform we could go out there and do these deals and make money, but because we would be issuing shares at prices that, again, is too expensive, we couldn’t do them. So we beat our head against the wall. How can we do this? How can we take advantage of these opportunities in the marketplace for ourselves and our shareholders?

Well, one way is to completely lower leverage our platform right now. We think one reason that our multiple is trading to a discount to our peers may be because of our debt levels. But, unfortunately, if you did that, then you totally dilute ourselves and all of our shareholders. So, that’s robbing Peter to pay

Paul, so you don’t want to do that. So, in thinking about it, this seems to be the best way to do it; to take a separate platform, lower its leverage over time, but then have it grow and it do accretive transactions, which it will be able to do. When we’ve run almost every deal that was traded last year through our new platform, and in the new platform, all, except maybe a half dozen, would have been accretive to it. So this is why we wanted to create this separate platform.

As far as where it goes in the future, time will tell, but we know over the medium term—we believe over the medium term that we can create shareholder value and accretion, unless the accretion—I mean long-term, shareholder accretion—whenever we talk about accretion here we’re talking about long term, total shareholder return accretion, and long term being about five years—we believe that that will be the maximum amount of accretion is by splitting it up this way. So we spent a lot of time and a lot of efforts going into all the different strategies for the reasons I just laid out, but that is why we came to this conclusion.

Participant 3:
And one follow-up from that, if you don’t mind. You said that you looked at other transactions, other—presumably other assets that REITs bought and they would have been accretive. Can you give us a little color on what kind of multiple you assumed for the new Company when you did that analysis … (cross talking).

Monty Bennett:
I don’t have that right here in front of me, but what we did is we assumed multiples more consistent with its higher RevPAR of 140 instead of our existing platform of about 100, and there is a material EBITDA multiple difference between those two, and that’s what we were looking at. Also, though, beyond that, we believe there may be a discount to our multiple right now just because of the debt issue. So, with the higher RevPAR and with the less debt, that creates EBITDA multiples which allows us to raise capital at better multiples, lower cost of capital, which then is accretive to that new platform, which is not accretive to our existing platform.

Participant 3:	I see. Okay, thank you.

Monty Bennett:	Sure.

Participant 4:
Thanks, yes. I guess what I’m trying to get my arms around, kind of what do you think are your cash costs of having separate management and corporate governance, just sort of the cash cost of I guess the dis-synergies of the two companies, is there a way you can help us think about the total costs? Then, also, when you were thinking about anticipating kind of higher aggregate value for the two companies, did you factor in—or I guess what was your thought process around having the smaller market cap of two companies, to the degree that that could affect valuations, as well.

Monty Bennett:
Sure. Regarding the market cap question, we’ve looked at that issue extensively over the past number of years and there’s only a very, very, very minor, if at all, discount for being smaller rather than being larger, it is very tiny. However, we know that our shareholders like the bigger market cap, for the obvious reasons. The problem is, is that right now our market cap can only get bigger as the stock price goes up. It’s not going to get bigger for issuing shares, by and large, because it’s too expensive to raise capital. However, once we had a separate platform, while initially it will be smaller, for obvious reasons, it will be in a position to raise capital and to grow. So, you have to get a little bit smaller in order get bigger, and that’s how we thought about that.

So number one, we don’t think there’ll be a discount because the stats say that there’s not a discount, at least the way we see them, and we’ll be happy to spend some time with you to show that to you, and where we get that data; and number two, over time, this is going to provide bigger market cap, which is what a lot of our investors want.

Regarding incremental expenses, we think the incremental expenses, when you put everything together, it’s something like in the single-digit millions of dollars, maybe 3 million, $4 million, as far as the incremental cost, total incremental cost for these two—to run these two platforms.

Participant 4:	Okay, great, thank you.

Participant 5:	Thank you, good afternoon. You may have mentioned this, but the cost of actually putting this whole thing together, what is that figure and how is it allocated between the two companies?

Monty Bennett:
Sure. The initial transaction cost of this, our internal budget is laid out in the Information Statement in Form 10, and it’s approximately about $8 million we think, although I’m getting—that number is moving around based upon the—maybe closer to 12. It really depends upon how much these (inaudible) cost us. So, I think what we’re saying is 12 million, but we think it hopefully is going to be lower. That cost is going to be borne by Ashford Hospitality Prime. Does that answer your question?

Participant 5:	Yes, it does. So the entire amount …

Monty Bennett:	Yes, yes.

Participant 5:
Okay. Then, the second question, just a little bit of follow-up on David and some earlier questions on—I know you didn’t want to mention a valuation of the new company, or let’s say a multiple, but do you anticipate being able to make accretive acquisitions fairly quickly based on the current market conditions and current market pricing for those high quality assets that you’ll be seeking?

Monty Bennett:
You know, it’s—you know, you're kind of asking me to predict the stock market, which is always tough. We hope so, but it’s always difficult to say how something will trade. We believe over time, based upon history, how this platform will trade. You know, whether that happens right away or not, it’s always just hard to say. We hope so. We think that’s how it should trade, but, you know, around a trend line, sometimes a platform will be above it for a while or below it, and vice versa.

Participant 5:	Okay, I’ll leave it at that. Thank you.

Participant 6:	Hi. I’m relatively new to the Company and I’m a little confused. How do you think about your existing leverage?

Monty Bennett:	Sure. Our existing leverage and our existing platform, we’re happy with it.

Participant 6:	And what do you think that number is?

Monty Bennett:
It’s about between 55% or so, is what the leverage amount is. That’s higher than most public companies but lower than most private companies, and we’re happy with it. However, we know that quite a number of public investors are not happy with it and have encouraged us to lower that number over time, but, again, we find ourselves caught in this trap, that if we rush out to lower it, then we’re going to be giving up what we think could be some upside going forward as the industry continues to recover.     This is a way to split the baby and to create a platform that is lower leverage, for those that like that lower leverage but want the benefit of this management team and the benefit of these great assets we’ve got, but …

Participant 6:	But isn’t the new entity going to be levered about 8.6 times EBITDA … (cross talking).

Monty Bennett:	Right out of the gate, it will be high. It will have to come down over time.

Participant 6:
Right, but how does that help you lower your cost of capital to make acquisitions? That’s sort of the disconnect that I have. I understand the five target, but I don’t really understand how separating the companies with a very highly leveraged new co really helps you get to your goal. What am I missing?

Monty Bennett:	It won’t initially. I mean, it takes time. This is a process. It’s going to take several years in order to bring that leverage down.

Participant 6:	Okay, and I also heard you say that you would consider, though, an equity raise around the time of the spin off; is that correct?

Monty Bennett:
We consider equity raises all the time or not all the time, it just depends upon whether we think it’s a good time to do it and we need the cash, but over time, again, over time, we want to bring the leverage level of this platform down, but what we’re very sensitive about is communicating to the market when we might be able to do something like that, because of the obvious nature that happens with what investors will do and they’ll bid down your stock, and so we’ve always been opportunistic, in that we will just wait and sit back and when the time is right we’ll do it. So, at the very worst, we split this Company up and we’ve got two platforms whose combined leverage obviously is the same as the leverage today, no harm done, but over time will bring the leverage down at one platform. It’s just going to take some time.

Participant 6:
So let’s talk about the remaining platform, you know, what’s the strategy for that business going forward and why should I be excited about that strategy if you're spinning off your higher growth and higher RevPAR assets?

Monty Bennett:	Did you see our presentation, investor presentation that we did in New York a few weeks ago?

Participant 6:	I did not.

Monty Bennett:	I’d encourage you to jump online and look at it. It’s much more thorough of an answer than I can give you right now.

Participant 6:	Right.

Monty Bennett:
But we’re bullish on the hospitality industry generally, and then when you look at the leveraged nature of our platform, we think that means good things for not only the industry but for ourselves as well, and after the spin-off, you know, we go from 125 hotels to 115, and from RevPAR of $100 to $96, so our existing platform looks hardly different at all from what we talked about on our investor day. So I think that will be a good of an answer for you. If not, just give us a call and we’ll be happy to answer your questions personally, as well.

Participant 6:	Thank you very much.

Monty Bennett:	You bet.

Participant 7:	Thank you. Good afternoon. First question—is there a mechanism to ultimately internalize the external manager in the agreement?

Monty Bennett:	What do you mean?

Participant 7:
So, in the event that the independent Board members and new co shareholders ultimately would like AHP, after Prime, to be internalized, if they want the management company internalized at some point, is there a mechanism for that to happen, and if so, what is that mechanism?

Monty Bennett:	I don’t know if I can answer your question exactly offhand, but it’s in our information statement offline—online, I should say. But, you know, the idea here is that even as an external manager, investors can invest in the external manager. So, this is not a deal where the internal manager is some mysterious private company somewhere. The shareholders get the benefit, because I guess there is one of that—of what that external manager is getting through their ownership in AHT, and so there’ll be transparency and people can see what that benefit is, if it exits.

As far as severing that relationship in the future, I’m going to—I’m sitting here trying to talk to some people around the room to get the specifics and I’m not going to be able to communicate it well, so why don’t you go to our Information Statement, or call us separately and we’ll be happy to give you those details.

Participant 7:
Yes, I can certainly do that. As a comment, I see the justification for the spin-off and why that may make sense to a certain subset of investors who may desire that type of company, but it seems to be that the potential in that structure, from a multiple standpoint, may be mitigated by the external management structure, which it sounds like you guys have done a lot of thinking about on some level. So that’s why I was asking the question.

The other question is really just a function of—I did get an opportunity to go to your investor day and listen to sort of the merit of running, you know, a company with a little higher leverage over time, which seems to make some sense, and you guys had a lot of justification for it. I’m curious, you know, how do you guys get your heads around the merit for an Ashford Prime in the public market and how will you participate from, you know, a Board level and from a leadership level, running a company that maybe doesn’t have the same strategic goals or views that you sort of laid out at the investor day a couple of weeks ago?

Monty Bennett:
Sure. As far as the external manager, remember, the whole purpose of this transaction is so that over time those shareholders who own stock in AHT right now will be better off economically. That’s the whole point. So, everything else we’re talking about, about strategy, and this and the other thing, that’s all nice and that’s great, but the point is to provide this longer term accretion, and that’s why we did this, all right, that’s the whole point behind it. As far as multiples, regarding externally managed platforms and discounts related to it, statistically, that’s just not there, it doesn’t exist, and we’ve looked at it extensively and we’ll be happy to go over that data with you, so please call us and we’ll go over it in detail. So, while the benefits of it could be mitigated, over time, based upon the data we’ve looked at, and we’ve looked at it extensively, it shouldn’t be, because that just hasn’t happened.

As far as strategy, what we’d really liked about this is that we got both. We still believe everything we shared in our investor day, and our platform is still there, Ashford Trust is still there, and we’re still going to pursue everything with Ashford Trust. Because, what we wanted to do is take advantage of transactions in the marketplace today, because we see good deals, but the problem we’ve had is that our cost of capital was too high and we didn’t want to give up what we see as some benefits going forward in the existing platform. So we struggled with this, of how do we do both, and what we discovered is this is what we think is the best way to do it, where we’ve got both. We’ve got one platform, that’s Ashford Trust that continues, same strategy, same program as is going today, more opportunistic, higher leverage. Separately, we have this other platform , which is over time lower leveraged and higher RevPAR type assets. So, so we can attract investors to each platform as they desire them, and then we can run them, and our shareholders or shareholders today get the benefits of both those platforms increasing in value over time.

From a management standpoint, it’s much easier and simpler to run a lower leveraged high RevPAR platform, that’s our experience. In order to run a higher leveraged opportunistic platform, the deals are generally much, much more complicated, there’s more financing and financial engineering involved, so this will be a welcome relief to some folks around here, because they are just much easier to operate and to oversee; usually bigger assets, so you can spend your time on fewer bigger assets and more assets spread around. So, we think that all is going to mesh in very nicely.

And, again, we’re doing it all right now. It’s just that the difference going forward is that instead of investors just being able to invest in the existing platform or not, they can invest in platform A or platform B, and they’re kind of taking two different kind of risks, but both overseen by this management team, which we think we’ve built up a lot of goodwill with the investment community over the past 10 years, for a number of reasons, not the least of which is our outsized shareholder returns.

Participant 7:	Last question. How many incremental people would you envision having to add just to run Ashford Prime administratively or what have you?

Monty Bennett:
We think it’s five maybe, six, seven. It’s not material. Most of those costs that I mentioned earlier are in separate D&O insurance coverage, separate Board of Directors fees. That’s what runs up on the costs, not so much on personnel. Maybe—not maybe, but a separate audit, well, that’s going to almost double your audit costs, even though it’s the same number of hotels we have now, it’s just the way it works. So, it’s those professional fees that drives that dollar difference, not the bodies. Again, we’re funding all these hotels now and accounting for them.

Participant 7:
I had one last, if I may. In the event—it sounds like Ashford Prime will participate in these higher RevPAR opportunities. Ashford Trust participates in all opportunities. In the event that there is an opportunity that’s north of, you know, the 130 RevPAR, I mean, could there ever be a situation where a hotel or two hotels or a small portfolio ends up in the Ashford Trust? It’s just a better fit for Ashford Trust as opposed to Ashford prime?

Douglas Kessler:
That’s a great question, and we’ve thought through all those conflicts, and obviously the advisor’s duty will be to allocate assets appropriately into each respective vehicle based upon its investment guideline. (Inaudible) saw interesting example, whereby perhaps there’s a portfolio opportunity and it has a mixed bag of assets. We think having these two vehicles out there actually gives us a competitive advantage with Ashford Prime and Ashford Trust, because we have the opportunity perhaps to split up the portfolio, appropriately priced assets based upon investment criteria and capital availability to chase after those and provide us with a competitive advantage that maybe gives us a leg up on our REIT peers and possibly a leg up relative to our private equity funds that seem to always compete against on deals. So, it’s a great competitive advantage having these two platforms out there together.

And let’s take the example where perhaps there’s an overlay of assets and either because of the nature of the assets, because of—you have a mixed bag of high RevPAR and medium RevPAR assets, but the debt structure is such that you can’t separate the assets, well, then, what we’ll do is we will assess a variety of other metrics, whether it’s the debt, the timing, the capital availability of the respective platform that has the best opportunity for that fit, and if you can’t separate, then what will happen is there will be a rights of first offers to, over time, re-allocate assets into the respective vehicle based upon those RevPAR guidelines.

So, it’s something that’s been well thought through and it’s part of our external advisory agreement, and we think it is productive in its structure for both vehicles and opportunistic as well.

Participant 7:	Okay. Thank you.

Participant 1:
Hey, just one follow-up. I’m not sure, maybe it’s in the Form 10, but I haven’t had a chance to go through it all yet. But can you break down what the incentive fee structure will be for the external management agreement?

Douglas Kessler:
Sure. So, there’s a base fee which we’ve highlighted, and the incentive fee is one that’s a formula, and what we like about it, and we think that shareholders will like about it, is that it’s purely based upon outperformance relative to a defined peer group, and that is a total shareholder return calculation that will be conducted annually, and the way it works is that you take the relative outperformance of Ashford Prime relative to that defined peer group, and then you multiply that times 10%, and then you multiply that times the equity value of the Ashford Prime vehicle, and that will determine the incentive management fee. So, it’s very much aligned with shareholders. If the manager is outperforming, then the manager is able to receive an incentive fee. We think that it’s a revolutionary construct relative to most of the existing management alignments, where really advisors were just paid for the sake of growth, and even if you look at our base fee, you’ll note that it’s not based upon gross asset value, as most advisors fees are based on, it’s based upon total enterprise value. So the total enterprise value of our Company, even with growth, could actually decline. Obviously, we’re not anticipating that to happen, we're not buying assets for that to happen, but that can happen in markets, and so we’ve adjusted it in ways that really are far more shareholder friendly and show far more alignment with the shareholder base.

Participant 1:
So, given that it’s based on both your base management fee and your incentive management fee are partly based on the stock price, if the stock price declines, is there any type of claw-back from—AHP getting some of their fees paid to you historically back, or how is that going to work in an environment where your incentive fee might be negative or maybe your, you know, something along those lines, I guess?

Monty Bennett:
Sure. We went through that extensively, and the (inaudible) helped us through all of this, because they helped construct something that they believed would be very attractive to investors, and we went around and around this a lot.

You know, one concern we had on the total enterprise value fee, the base fee, is that what if something happens like a financial crisis, where this is going to be lower leverage, so a lot of your enterprise values could be based upon your equity value, and those equity values crashed. Well, those weren’t really related to performance, it was a liquidity crisis in the marketplace, and that back-up in fees could be huge, and will be huge, and so we’ve had to work through some of those mechanics.

On the incentive fee side, we thought that the incentive fee actually should be higher than 10%. However, when we started to look into these claw-backs and actually how they would work, and the mechanics of it, it just got too complicated. So, the compromise was to not have the claw-back but have it be lower, at 10% instead of something closer to 20%.

So, it’s not perfect. So, while there’s not a claw-back, our next year’s base fee will be substantially reduced, right, because TEB (ph) will be down if we’ve underperformed. So, again, not perfect, but it’s far more perfect than the compensation given to the leaders of internally managed REITs. Right now, what claw-backs do they get if their stock price—or happens to them if stock price goes down? None. And what about their alignments that they’ve got with shareholders? Very little. They still get their base salary, their cash doesn’t change much, and even their share grants doesn’t change much.

I encourage you to go back and look at my comp specifically back during the financial crisis. My comp dropped 50% during the financial crisis, my total comp, and I think that was appropriate. The average of my peers increased by 3% during the financial crisis. So, this has been a team that has been always much more sensitive to what’s happening to shareholders than all these other internally managed platforms. So, again, not perfect, Ryan, but it’s much better than the existing structure, because the existing structure internally managed platforms does very, very little alignment, and I think that’s why you see a difference in performance for our firm versus some of our peers. Our alignment is much, much better than internally managed platforms.

Participant 1:
No, that’s fair enough, that makes sense, and then just one quick follow-up is do you—have you identified what the peer group of AHP is going to be or at least how you're going to define who the peer group—who falls into the peer group? I’m sure it will change from time to time, but just help us understand that.

Monty Bennett:
Yes. We’ve got in our Information Statement—let me see if I can tell it to you from memory. It’s Pebblebrook, it’s Strategic, it’s Chesapeake, it’s DiamondRock, it’s LaSalle, and Sunstone. We didn’t include Host because Host is so large that comparing them for a number of purposes really whacked out all the ratios and percentages. So we got this other group and they’re high RevPAR, internally managed, and we think that’s a fair comparison.

Participant 1:	Okay, that sounds good. Thanks a lot.

Monty Bennett:	You bet.

END